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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number   000-23243

                               PopMail.com, inc.
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             (Exact name of registrant as specified in its charter)

                        1333 Corporate Drive, Suite 350
                                Irving, TX 75038
                                 (972) 550-5500
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              (Address, including zip code, and telephone number,
      including area code, or registrant's principal executive offices)

Units of Common Stock and Common Stock Purchase Warrants, CUSIP No. 733167 20 94
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            (Title of each class of securities covered by this Form)

         Common Stock, $.01 par value per share, CUSIP No. 733167 40 7
             Common Stock Purchase Warrants, CUSIP No. 733167 11 87
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]          Rule 12h-3(b)(1)(i)    [ ]
          Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [ ]

Approximate number of holders of records as of the certification or notice date: 38

          Pursuant to the requirements of the Securities Exchange Act of 1934, PopMail.com, inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 13, 2000                   By:     /s/ Stephen J. Spohn
       -----------------------------           ---------------------------------
                                                   Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.